Exhibit 99.1

NEWS RELEASE
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: FOURTH QUARTER REPORT	Approved by: JON S. PILARSKI
ELKHART, INDIANA — AUGUST 6, 2010
SKYLINE REPORTS FOURTH QUARTER AND YEAR-END RESULTS
Sales for Skyline’s fiscal 2010 fourth quarter were $40,695,000 compared to $32,483,000 for the fourth quarter of fiscal 2009. For fiscal 2010, sales were $136,230,000 versus $166,676,000 for fiscal 2009.
For Skyline’s manufactured housing segment, sales for the fourth quarter of fiscal 2010 were $24,496,000 compared to $22,578,000 for the fourth quarter of fiscal 2009. For fiscal 2010, sales were $90,551,000 versus $123,930,000 for fiscal 2009.
For the recreational vehicle (RV) segment, sales were $16,199,000 for fiscal 2010’s fourth quarter compared to $9,905,000 for the fourth quarter of fiscal 2009. For fiscal 2010, sales were $45,679,000 versus $42,746,000 for the same period a year ago.
Fiscal 2010’s fourth quarter loss before income taxes was $1,562,000 compared to fiscal 2009’s loss before income taxes of $4,332,000. For fiscal 2010, loss before income taxes was $19,351,000 versus a loss before income taxes of $24,994,000 for a year ago. Loss before income taxes for fiscal 2010 and 2009 includes a gain on the sale of idle property, plant and equipment of $1,544,000 and $3,396,000, respectively.
As a result of an increase in the valuation allowance for deferred tax assets, income tax provision (expense) was $16,019,000 in the fourth quarter of 2010, compared to benefit of $1,967,000 for the fourth quarter of fiscal 2009. Income tax provision (expense) was $9,642,000 for the year ended May 31, 2010 compared to a benefit of $9,560,000 for the year ended May 31, 2009. Skyline’s deferred tax assets consist primarily of federal and state net operating losses and tax credits that can be used to offset future tax liabilities. The federal net operating loss carry forward and tax credits have a life expectancy of twenty years, while the state net operating loss carry forwards have a life expectancy between five and twenty years. Consistent with generally accepted accounting principles, an additional valuation allowance of approximately $16,867,000 was recorded in the fourth quarter of fiscal 2010 based on Skyline having cumulative book taxable losses for the fiscal years 2008 to 2010. The increase results in a non-cash charge in the fourth quarter. When economic conditions improve Skyline may determine that a lesser valuation allowance is warranted; resulting in a reduction to income tax provision (expense) and the valuation allowance in the period of determination.
Bringing America Home. Bringing America Fun.

NEWS RELEASE
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: FOURTH QUARTER REPORT	Approved by: JON S. PILARSKI
Resulting primarily from the increase in the valuation allowance for deferred tax assets, net loss for fiscal 2010’s fourth quarter was $17,581,000 compared to fiscal 2009’s fourth quarter net loss of $2,365,000. On a per share basis, net loss for the fourth quarter was $2.10 versus a net loss of $.28 for a year ago. For fiscal 2010, net loss was $28,993,000 compared to a net loss of $15,434,000 for a year ago. Net loss per share for fiscal 2010 was $3.46 versus a net loss per share of $1.84 for fiscal 2009.
Due to the unique nature of the increase to the deferred tax assets valuation allowance, management believes in the importance of presenting proforma Consolidated Statements of Operations exclusive of the $16,867,000 non-cash charge. Net loss for fiscal 2010’s fourth quarter would be $714,000 compared to fiscal 2009’s fourth quarter net loss of $2,365,000. On a per share basis, net loss for the fourth quarter would be $.09 versus a net loss of $.28 for a year ago. For fiscal 2010, net loss would be $12,126,000 compared to a net loss of $15,434,000 for a year ago. Net loss per share for fiscal 2010 would be $1.45 versus a net loss per share of $1.84 for fiscal 2009.
Skyline continues to maintain its traditionally strong balance sheet with no bank debt and a healthy position in cash and U.S. Treasury Bills. This financial strength, along with a seasoned management team, should help the corporation meet the challenges ahead.
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Bringing America Home. Bringing America Fun.

PROFORMA FINANCIAL RESULTS BEFORE RECOGNITION OF DEFERRED TAX ASSETS
VALUATION ALLOWANCE INCREASE OF $16,867,000
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	May 31,		May 31,
	2010	2009	2010		2009

Sales	$40,695	$32,483	$136,230		$166,676

Loss before income taxes	(1,562)	(4,332)	(19,351	) (A)	(24,994	) (A)

Benefit for income taxes	(848)	(1,967)	(7,225)		(9,560)

Net loss	$(714)	$(2,365)	$(12,126)		$(15,434)

Basic loss per share	$(.09)	$(.28)	$(1.45)		$(1.84)

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244		8,391,244

(A)	Includes a pretax gain on sale of idle property, plant and equipment of $1,544 in 2010, and $3,396 in 2009.
FINAL FINANCIAL RESULTS AFTER RECOGNITION OF DEFERRED TAX ASSETS VALUATION
ALLOWANCE INCREASE OF $16,867,000
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended		Year Ended
	May 31,		May 31,
	2010	2009	2010		2009

Sales	$40,695	$32,483	$136,230		$166,676

Loss before income taxes	(1,562)	(4,332)	(19,351	) (A)	(24,994	) (A)

Provision (benefit) for income taxes	16,019	(1,967)	9,642		(9,560)

Net loss	$(17,581)	$(2,365)	$(28,993)		$(15,434)

Basic loss per share	$(2.10)	$(.28)	$(3.46)		$(1.84)

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244		8,391,244

(A)	Includes a pretax gain on sale of idle property, plant and equipment of $1,544 in 2010, and $3,396 in 2009.

FINAL FINANCIAL RESULTS AFTER RECOGNITION OF DEFERRED TAX ASSETS VALUATION
ALLOWANCE INCREASE OF $16,867,000
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	May 31,
	2010	2009
ASSETS

Cash and temporary investments	$77,257	$94,786
Accounts receivable	9,778	6,443
Inventories	6,756	6,502
Current deferred tax assets	3,314	6,213
Valuation allowance for current deferred tax assets	(3,314)	(1,131)
Other current assets	4,540	6,946

Total Current Assets	98,331	119,759

Property, Plant and Equipment, net	26,722	30,598

Noncurrent Deferred Tax Assets	14,684	11,851
Valuation allowance for noncurrent deferred tax assets	(14,684)	—

	—	11,851

Other Assets	5,660	5,911

Total Assets	$130,713	$168,119

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$3,136	$1,853
Accrued liabilities	10,247	13,532

Total Current Liabilities	13,383	15,385

Other Deferred Liabilities	7,623	7,992

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	170,211	205,246
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	109,707	144,742

Total Liabilities and Shareholders’ Equity	$130,713	$168,119